FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
jim.zeumer@pultegroup.com

PULTEGROUP REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

•Net Income of $3.21 Per Share
•Home Sale Revenues Increased 8% to $4.1 Billion
•Closings Increased 5% to 7,518 Homes; Average Sales Price Up 3% to $540,000
•Home Sale Gross Margin of 29.6%
•Net New Orders Increased 24% to 7,947 Homes with a Value of $4.3 Billion
•Unit Backlog of 13,558 Homes with a Value of $8.2 Billion
•Company Repurchased $250 Million of Shares in the Quarter

ATLANTA - July 25, 2023 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2023. For the quarter, the Company reported net income of $720 million, or $3.21 per share. Reported net income for the quarter includes a $65 million pre-tax, or $0.21 per share, insurance benefit recorded in the period. In the prior year, the Company reported net income for the second quarter of $652 million, or $2.73 per share.

“Our outstanding financial results reflect the benefits of our operating model as we strategically align production of build-to-order and quick-move-in homes with applicable demand across our consumer groups,” said Ryan Marshall, President and Chief Executive Officer of PulteGroup. “By remaining disciplined and balanced in executing our business plan, we were able to realize higher closings and prices in the period, along with driving exceptional margins of 29.6% and a return on equity* of 32%.”

“Our net new orders increased 24% over last year, which reflects our ability to help solve affordability challenges caused by today’s higher mortgage rates and capitalize on the ongoing strength in demand for new homes,” added Mr. Marshall. “While there remains an extremely limited supply of existing homes, we have an expanded community count and a much improved supply chain that has PulteGroup well positioned to meet buyer demand going forward.”

Home sale revenues for the second quarter increased 8% over the prior year to $4.1 billion. Higher revenues in the quarter were driven by a 5% increase in closings to 7,518 homes, in combination with a 3% increase in average sales price to $540,000.

The Company’s second quarter homebuilding gross margin of 29.6% was down 170 basis points from the prior year, but represents a sequential increase of 50 basis points from the first quarter of 2023. Reported second quarter SG&A expense of $315 million, or 7.8% of home sale revenues, includes the $65 million pre-tax insurance benefit recorded in the period. Prior year SG&A expense was $351 million, or 9.3% of home sale revenues.

Net new orders for the second quarter increased 24% over last year to 7,947 homes. The dollar value of net new orders in the second quarter was $4.3 billion, which is an increase of 9% over the prior year period. For the second quarter, the Company operated out of an average of 903 communities, which is an increase of 14% over the second quarter of 2022.
At the end of the second quarter, the Company’s backlog totaled 13,558 homes with a value of $8.2 billion.
Second quarter pre-tax income for the Company’s financial services operations increased 16% over last year to $46 million. Mortgage capture rate for the second quarter was 80%, up from 78% last year.

The Company’s reported income tax expense for the second quarter was $233 million, representing an effective tax rate of 24.4%.

The Company ended the second quarter with $1.8 billion of cash and a debt-to-capital ratio of 17.3%. In the second quarter, the Company repurchased 3.7 million of its shares for $250 million, or an average price of $68.31 per share. In the first six months of 2023, the Company repurchased a total 6.4 million shares, or approximately 3% of its outstanding shares, for $400 million, or $62.28 per share.

A conference call discussing PulteGroup's second quarter 2023 results is scheduled for Tuesday, July 25, 2023, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average shareholders' equity, where average shareholders' equity is the sum of ending shareholders' equity balances of the trailing five quarters divided by five.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry changes or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; labor supply shortages and the cost of labor; the availability and cost of land and other raw materials used by us in our homebuilding operations; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; competition within the industries in which we operate; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria; the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims; damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us; weather related slowdowns; the impact of climate change and related governmental regulation; adverse capital and credit market conditions, which may affect our access to and cost of capital; the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations; the potential that we do not realize our deferred tax assets; our inability to sell mortgages into the secondary market; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us; risks related to information technology failures or data security issues; failure to retain key personnel; the disruptions associated with the COVID-19 pandemic (or another epidemic or pandemic or similar public threat or fear of such an event), and the measures taken to address it; the effect of cybersecurity incidents and threats; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Item 1A – Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; jwhomes.com; and americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Statements of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues:
Homebuilding
Home sale revenues	$4,058,930	$3,763,167	$7,546,567	$6,795,384
Land sale and other revenues	37,604	33,810	67,671	66,969
	4,096,534	3,796,977	7,614,238	6,862,353
Financial Services	92,219	82,775	150,156	166,918
Total revenues	4,188,753	3,879,752	7,764,394	7,029,271

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,856,361)	(2,584,922)	(5,328,690)	(4,727,900)
Land sale and other cost of revenues	(32,494)	(31,656)	(57,461)	(63,657)
	(2,888,855)	(2,616,578)	(5,386,151)	(4,791,557)

Financial Services expenses	(46,778)	(43,847)	(90,813)	(87,333)
Selling, general, and administrative expenses	(314,637)	(351,256)	(651,156)	(680,279)
Equity income from unconsolidated entities	944	723	3,456	1,944
Other income (expense), net	13,586	(4,221)	15,405	(7,580)
Income before income taxes	953,013	864,573	1,655,135	1,464,466
Income tax expense	(232,668)	(212,138)	(402,531)	(357,308)
Net income	$720,345	$652,435	$1,252,604	$1,107,158

Per share:
Basic earnings	$3.23	$2.74	$5.58	$4.56
Diluted earnings	$3.21	$2.73	$5.55	$4.54
Cash dividends declared	$0.16	$0.15	$0.32	$0.30

Number of shares used in calculation:
Basic	222,160	236,328	223,635	241,036
Effect of dilutive securities	1,232	1,318	1,031	1,193
Diluted	223,392	237,646	224,666	242,229

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	June 30, 2023	December 31, 2022

ASSETS

Cash and equivalents	$1,728,713	$1,053,104
Restricted cash	49,067	41,449
Total cash, cash equivalents, and restricted cash	1,777,780	1,094,553
House and land inventory	11,335,048	11,326,017
Land held for sale	34,324	42,254
Residential mortgage loans available-for-sale	432,481	677,207
Investments in unconsolidated entities	151,295	146,759
Other assets	1,295,539	1,291,572
Goodwill	68,930	68,930
Other intangible assets	61,583	66,875
Deferred tax assets	68,936	82,348
	$15,225,916	$14,796,515

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$543,419	$565,975
Customer deposits	797,249	783,556
Deferred tax liabilities	295,438	215,446
Accrued and other liabilities	1,536,010	1,685,202
Financial Services debt	315,583	586,711
Notes payable	2,033,192	2,045,527
	5,520,891	5,882,417
Shareholders' equity	9,705,025	8,914,098
	$15,225,916	$14,796,515

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities:
Net income	$1,252,604	$1,107,158
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	93,389	20,823
Land-related charges	10,110	8,013
Depreciation and amortization	39,204	33,393
Equity income from unconsolidated entities	(3,456)	(1,944)
Distributions of income from unconsolidated entities	4,564	1,150
Share-based compensation expense	27,960	29,640
Other, net	(161)	736
Increase (decrease) in cash due to:
Inventories	52,001	(1,683,129)
Residential mortgage loans available-for-sale	244,516	393,350
Other assets	(6,602)	(87,569)
Accounts payable, accrued and other liabilities	(263,546)	280,722
Net cash provided by operating activities	1,450,583	102,343
Cash flows from investing activities:
Capital expenditures	(45,076)	(62,557)
Investments in unconsolidated entities	(7,858)	(50,480)
Distributions of capital from unconsolidated entities	2,216	3,010
Business acquisition	—	(10,400)
Other investing activities, net	(3,278)	(2,713)
Net cash used in investing activities	(53,996)	(123,140)
Cash flows from financing activities:
Repayments of notes payable	(17,305)	(4,152)
Borrowings under revolving credit facility	—	110,000
Repayments under revolving credit facility	—	(110,000)
Financial Services repayments, net	(271,128)	(183,307)
Debt issuance costs	—	(11,167)
Proceeds from liabilities related to consolidated inventory not owned	91,354	—
Payments related to consolidated inventory not owned	(33,577)	—
Share repurchases	(400,000)	(794,227)
Cash paid for shares withheld for taxes	(10,389)	(13,614)
Dividends paid	(72,315)	(74,197)
Net cash used in financing activities	(713,360)	(1,080,664)
Net increase (decrease) in cash, cash equivalents, and restricted cash	683,227	(1,101,461)
Cash, cash equivalents, and restricted cash at beginning of period	1,094,553	1,833,565
Cash, cash equivalents, and restricted cash at end of period	$1,777,780	$732,104

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$2,757	$230
Income taxes paid (refunded), net	$380,527	$290,571

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
HOMEBUILDING:
Home sale revenues	$4,058,930	$3,763,167	$7,546,567	$6,795,384
Land sale and other revenues	37,604	33,810	67,671	66,969
Total Homebuilding revenues	4,096,534	3,796,977	7,614,238	6,862,353

Home sale cost of revenues	(2,856,361)	(2,584,922)	(5,328,690)	(4,727,900)
Land sale and other cost of revenues	(32,494)	(31,656)	(57,461)	(63,657)
Selling, general, and administrative expenses ("SG&A")	(314,637)	(351,256)	(651,156)	(680,279)
Equity income from unconsolidated entities	(110)	(427)	2,402	794
Other income (expense), net	13,586	(4,218)	15,405	(7,513)
Income before income taxes	$906,518	$824,498	$1,594,738	$1,383,798

FINANCIAL SERVICES:
Income before income taxes	$46,495	$40,075	$60,397	$80,668

CONSOLIDATED:
Income before income taxes	$953,013	$864,573	$1,655,135	$1,464,466

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Home sale revenues	$4,058,930	$3,763,167	$7,546,567	$6,795,384

Closings - units
Northeast	315	386	652	648
Southeast	1,405	1,085	2,573	2,111
Florida	2,067	1,779	3,819	3,212
Midwest	918	1,131	1,675	2,075
Texas	1,511	1,483	2,819	2,693
West	1,302	1,313	2,374	2,477
	7,518	7,177	13,912	13,216
Average selling price	$540	$524	$542	$514

Net new orders - units
Northeast	400	384	785	809
Southeast	1,556	1,304	2,903	2,635
Florida	1,910	1,554	3,788	3,427
Midwest	1,253	842	2,336	2,005
Texas	1,388	1,225	2,812	2,739
West	1,440	1,109	2,677	2,774
	7,947	6,418	15,301	14,389
Net new orders - dollars	$4,271,008	$3,903,999	$8,061,001	$8,635,271

Unit backlog
Northeast			607	949
Southeast			2,236	3,000
Florida			4,610	5,645
Midwest			2,011	2,618
Texas			1,782	3,145
West			2,312	3,819
			13,558	19,176
Dollars in backlog			$8,188,502	$11,614,167

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
MORTGAGE ORIGINATIONS:
Origination volume	4,539	4,568	8,408	8,625
Origination principal	$1,790,977	$1,754,715	$3,307,427	$3,294,613
Capture rate	79.7%	78.2%	79.1%	79.5%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Interest in inventory, beginning of period	$141,271	$158,670	$137,262	$160,756
Interest capitalized	31,927	31,338	63,729	62,921
Interest expensed	(31,204)	(38,454)	(58,997)	(72,123)
Interest in inventory, end of period	$141,994	$151,554	$141,994	$151,554

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our debt-to-capital ratios. These measures could be considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, comparable GAAP financial measures. We calculate total net debt by subtracting total cash, cash equivalents, and restricted cash from notes payable to present the amount of assets needed to satisfy the debt. We use the debt-to-capital and net debt-to-capital ratios as indicators of our overall leverage and believe they are useful financial measures in understanding the leverage employed in our operations. We believe that these measures provide investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of the debt-to-capital ratios ($000's omitted):

Debt-to-Capital Ratios

	June 30, 2023	December 31, 2022
Notes payable	$2,033,192	$2,045,527
Shareholders' equity	9,705,025	8,914,098
Total capital	$11,738,217	$10,959,625
Debt-to-capital ratio	17.3%	18.7%

Notes payable	$2,033,192	$2,045,527
Less: Total cash, cash equivalents, and restricted cash	(1,777,780)	(1,094,553)
Total net debt	$255,412	$950,974
Shareholders' equity	9,705,025	8,914,098
Total net capital	$9,960,437	$9,865,072
Net debt-to-capital ratio	2.6%	9.6%